Exhibit 99.1

Ryman Hospitality Properties, Inc. Successfully Completes Refinancing of $700 Million Credit Facility and $500 Million Term Loan B

NASHVILLE, Tenn. (May 18, 2023) – Ryman Hospitality Properties, Inc. (NYSE: RHP), a leading lodging and hospitality real estate investment trust (“REIT”) that specializes in upscale convention center resorts and leading entertainment experiences, today successfully completed a series of refinancing transactions that extends maturities of the $700 million Revolving Credit Facility and $500 million Term Loan B, and eliminates mortgage collateral requirements in its Credit Facility.

Mark Fioravanti, President and Chief Executive Officer of Ryman Hospitality Properties, commented, “We are pleased to take advantage of current capital market conditions to refinance our credit facility and bolster an already solid balance sheet, with terms that provide us additional flexibility through the release of mortgage collateral. Proceeds from the $500 million Term Loan B are being used to pay down the existing balance of approximately $370 million on the old Term Loan B with the remaining proceeds being used for general corporate purposes. We are pleased with our bank group’s on-going support and look forward to continuing to execute on our long-term goals.”

Additional Transaction Details

Led by Wells Fargo, the Company refinanced its existing $700 Million Revolving Credit Facility (“Revolver”), extending its maturity from 2024 to 2027, with the option to extend the maturity date for a maximum of one additional year through either (i) a single 12 month extension option or (ii) two individual 6 month extensions. Pricing will be determined by a leverage-based pricing grid ranging from 140 to 200 basis points over, at our election, Adjusted Term SOFR or Adjusted Daily Simple SOFR (compared to the previous pricing of 140 to 195 basis points over LIBOR). The Company also restructured the collateral package for the credit facility by obtaining release of the four mortgages on Gaylord Opryland, Gaylord Palms, Gaylord Texan, and Gaylord National, instead providing the lenders with equity pledges on two assets, Gaylord Opryland and Gaylord Texan, which significantly increases the Company’s unencumbered asset pool. The revolver was undrawn at closing.

The Company also refinanced its secured $500 million Term Loan B, which had an outstanding balance of $370 million, to a new $500 million Term Loan B. The maturity of the Term Loan B has been extended from 2024 to 2030, with pricing of 275 basis points over, at our election, Adjusted Term SOFR or Adjusted Daily Simple SOFR.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a leading lodging and hospitality real estate investment trust that specializes in upscale convention center resorts and leading entertainment experiences. RHP’s core holdings, Gaylord Opryland Resort & Convention Center; Gaylord Palms Resort & Convention Center; Gaylord Texan Resort & Convention Center; Gaylord National Resort & Convention Center; and Gaylord Rockies Resort & Convention Center, are five of the top ten largest non-gaming convention center hotels in the United States based on total indoor meeting space. Our Hospitality segment is comprised of these convention center resorts operating under the Gaylord Hotels brand, along with two adjacent ancillary hotels, which are managed by Marriott International and represent a combined total of 10,412 rooms and more than 2.8 million square feet of total indoor and outdoor meeting space in top convention and leisure destinations across the country. RHP also owns a 70% controlling ownership interest in Opry Entertainment Group (OEG), which is composed of entities owning a growing collection of iconic and emerging country music brands, including the Grand Ole Opry, Ryman Auditorium, WSM 650 AM, Ole Red and Circle, a country lifestyle media network RHP owns in a joint venture with Gray Television, Nashville-area attractions, and Block 21, a mixed-use entertainment, lodging, office and retail complex, including the W Austin Hotel and the ACL Live at Moody Theater, located in downtown Austin, Texas. RHP operates OEG as its Entertainment segment in a taxable REIT subsidiary, and its results are consolidated in the Company’s financial results. Visit RymanHP.com for more information.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the application of the remaining Term Loan B proceeds and other business or operational issues. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including, but not limited to, risks and uncertainties associated with economic conditions affecting the hospitality business and/or the entertainment businesses. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission (SEC) and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and its Quarterly Reports on Form 10-Q and subsequent filings. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President and Chief Executive Officer	Shannon Sullivan, Vice President Corporate and Brand Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6725
mfioravanti@rymanhp.com	ssullivan@rymanhp.com
~or~	~or~
Jennifer Hutcheson, Chief Financial Officer	Robert Winters
Ryman Hospitality Properties, Inc.	Alpha IR Group
(615) 316-6320	(929) 266-6315
jhutcheson@rymanhp.com	robert.winters@alpha-ir.com
~or~
Ray Keeler, Vice President Finance and Strategic Planning
Ryman Hospitality Properties, Inc.
(615) 316-6485
rkeeler@rymanhp.com